SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934.

         Date of Report (Date of earliest event reported) March 10, 1994




                     Lincoln Telecommunications Company
             (Exact name of registrant as specified in its charter)

        Nebraska                    2-70020                 47-0632436
   (State or other juris-         (Commission             (IRS Employer
   diction of incorporation)      File Number)          Identification No.)

   1440 M Street, Lincoln, Nebraska                              68508
   (Address of principal executive offices)                    (Zip Code)



   Registrant's telephone number, including area code (402) 474-2211




          (Former name or former address, if changed since last report)

   Item 5.   Other Events


             Included herewith are Consolidated Financial Statements of Lincoln Telecommunications Company for the years ended December 31, 1993, 1992 and 1991 and applicable schedules thereto, along with the Independent Auditor's Report thereon of KPMG Peat Marwick. Also included herewith is the Management's Discussion and Analysis of Financial Condition and Results of Operation for the Company for fiscal year 1993.

             Attached hereto as Exhibit 24 is the consent of KPMG Peat Marwick with respect to such aforementioned financial statements.

                  LINCOLN TELECOMMUNICATIONS COMPANY

                  Consolidated Financial Statements

                   December 31, 1993, 1992 and 1991

             (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT


   The Stockholders and Board of Directors
   Lincoln Telecommunications Company:


   We have audited the accompanying consolidated balance sheets of Lincoln Telecommunications Company and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, common stock investment and preferred stock and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lincoln Telecommunications Company and Subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

   As discussed in note 7 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. As discussed in note 9 to the consolidated financial statements, the Company also adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions in 1993.


   February 4, 1994                        KPMG PEAT MARWICK

               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 1993 and 1992


                Assets                                         1993         1992
                                                            (Dollars in thousands)

   Property and equipment (note 2)                          $ 449,540       435,226
      Less accumulated depreciation and amortization          203,436       185,661
                                                              -------       -------
          Net property and equipment                          246,104       249,565
                                                              -------       -------
   Investments and other assets (note 3)                       47,163        44,880
                                                              -------       -------
   Current assets:
      Cash and cash equivalents                                15,341         9,585
      Temporary investments, at cost, which
       approximates market                                     34,451        29,064
      Receivables, less allowance for doubtful
       receivables of $382,000 in 1993 and $419,000
       in 1992                                                 25,429        23,630
      Materials, supplies and other assets                      6,530         6,380
                                                               ------        ------
          Total current assets                                 81,751        68,659
                                                               ------        ------
   Deferred charges (note 7)                                   20,261         6,012
                                                               ------        ------
                                                             $395,279       369,116
                                                              =======       =======
      Capitalization and Liabilities

   Capitalization:
      Common stock investment (notes 1, 5, 6
       and 10)                                                184,032       189,435
      Preferred stock, 5%, cumulative, redeemable,
       non-voting (note 4)                                      4,499         4,499
      Long-term debt, excluding current installments
       (notes 2 and 6)                                         44,000        73,550
                                                              -------       -------
          Total capitalization                                232,531       267,484
                                                              -------       -------
   Current liabilities:
      Current installments of long-term debt (note 6)           -             5,325
      Notes payable to banks (note 6)                          41,500        14,000
      Accounts payable and accrued expenses                    19,989        21,801
      Income taxes payable (note 7)                             2,493         3,203
      Dividends payable                                         4,345         3,685
      Advance billings and customer deposits                    6,058         5,746
                                                               ------        ------
          Total current liabilities                            74,385        53,760
                                                               ------        ------
   Deferred credits:
      Unamortized investment tax credits                        4,892         6,252
      Deferred income taxes (note 7)                           22,974        34,725
      Other (notes 7 and 9)                                    60,497         6,895
                                                               ------        ------
          Total deferred credits                               88,363        47,872
   Commitments (notes 8 and 9)                                -------       -------
                                                             $395,279       369,116
                                                              =======       =======



   See accompanying notes to consolidated financial statements.

               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 1993, 1992 and 1991

                                                          1993          1992       1991

                                                    (Dollars in thousands except per share data)
   Telephone operating revenues:
      Local network services (note 11)                $   70,833       66,022      55,972
      Long distance and access services (note 11)         62,775       60,491      64,293
      Directory advertising, billing and other
        services                                          16,355       16,229      15,744
      Other operating revenues                            13,951       14,018      13,303
                                                         -------      -------     -------
           Total telephone operating revenues            163,914      156,760     149,312
                                                         -------      -------     -------
   Diversified operations revenues and sales:
      Long distance services                              19,622       18,933      18,884
      Product sales                                        8,089        7,469       7,669
      Other revenues                                         343          349         349
                                                         -------      -------     -------
           Total diversified operations revenues
            and sales                                     28,054       26,751      26,902
                                                         -------      -------     -------
   Intercompany revenues                                 (7,618)      (8,143)     (8,121)
                                                         -------      -------     -------
           Total operating revenues                      184,350      175,368     168,093
                                                         -------      -------     -------
   Operating expenses:
      Depreciation                                        28,596       29,626      28,628
      Cost of goods and services (note 11)                17,709       18,103      18,806
      Other operating expenses                            85,915       80,219      78,773
      Taxes, other than payroll and income (note 15)       2,923        4,135         446
      Intercompany expenses                              (7,618)      (8,143)     (8,121)
                                                         -------      -------     -------
           Total operating expenses                      127,525      123,940     118,532
                                                         -------      -------     -------
           Operating income                               56,825       51,428      49,561
                                                         -------      -------     -------
   Non-operating income and expense:
      Income from interest and other investments           4,540        3,660       4,529
      Interest expense and other deductions                8,556        9,378       9,433
                                                          ------      -------     -------
           Net non-operating expense                       4,016        5,718       4,904
                                                          ------      -------     -------
           Income before income taxes and cumulative
               effect of change in accounting principle   52,809       45,710      44,657

   Income taxes (notes 7 and 15)                          19,618       16,101      16,837
                                                         -------      -------      ------
           Income before cumulative effect of change
               in accounting principle                    33,191       29,609      27,820
   Cumulative effect of change in accounting
       principle (note 9)                                 23,166        -
                                                                                    -
                                                         -------     --------     -------
           Net income                                     10,025       29,609      27,820
   Preferred dividends                                       225         -338         469
                                                         -------     --------     -------
           Earnings available for common shares         $  9,800       29,271      27,351
                                                         =======     ========     =======
   Earnings per common share:
      Earnings before cumulative effect of change in
       accounting principle                                1.01          .90          .83
      Cumulative effect of change in accounting
       principle                                         (  .71)       -            -
                                                         ------      -------      -------
           Earnings per common share                     $  .30          .90          .83
                                                         ======      =======      =======
   Weighted average common shares outstanding
      (in thousands)                                     32,548       32,672       32,878
                                                         ======      =======      =======

   See accompanying notes to consolidated financial statements.

               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                     Consolidated Statements of Common Stock
                         Investment and Preferred Stock

                  Years ended December 31, 1993, 1992 and 1991

                                                             1993         1992           1991
                                                                  (Dollars in thousands)

   Common stock investment:
      Common stock of $.25 par value per share.
       Authorized 100,000,000 shares; issued
       32,980,376 shares (notes 1 and 5)                   $  8,245       8,245           8,245
                                                             ------      ------          ------
      Premium on common stock (note 1)                       37,481      37,481          37,481
                                                            -------      ------          ------
      Retained earnings (note 6):
       Beginning of year                                    149,008     133,878         119,681
       Net income                                            10,025      29,609          27,820
       Premium on redemption of preferred stock               -            (84)           -
       Dividends declared:
         5% cumulative preferred - $5.00 per share            (225)       (225)           (225)
         7.64% cumulative preferred - $7.64 per share         -           (113)           (244)
        Common - $.49 per share in 1993, $.43 per
           share in 1992 and $.40 per share in 1991        (15,949)    (14,057)        (13,154)
                                                            -------     -------         -------
       End of year                                         142,859     149,008         133,878
                                                            -------    --------         -------
      Treasury stock, at cost:
       Beginning of year, 446,000, 136,000 and
        46,000 shares                                       (5,299)     (1,693)           (592)
       Sales of 65,350 shares (note 10)                        804       -               -
       Purchase of 4,376 shares in 1993; 310,000 shares
        in 1992; 90,000 shares in 1991                         (58)     (3,606)         (1,101)
                                                            -------    --------        --------
       End of year, 385,026, 446,000 and 136,000 shares     (4,553)     (5,299)         (1,693)
                                                            -------    --------        --------
              Total common stock investment                $184,032     189,435        177,911
                                                            =======     =======        ========

   Preferred stock:
      Parent company, $.50 par value per share.
       Authorized 20,000,000 shares; none issued           $    -           -               -
      Subsidiary, $100 par value per share.
       Authorized 250,000 shares (note 4):
         5% cumulative, non-voting, redeemable solely
           at subsidiary's option for $105 per share
           (liquidating amount of $4,724,055) plus
           accrued dividends, 44,991 shares
           outstanding                                     $  4,499       4,499          4,499
                                                            =======     =======         =======
        7.64% cumulative redeemable with sinking fund

           requirement, 29,600 shares outstanding in 1991:
              Beginning of year                               -           2,960           3,440
              Shares redeemed at par, 4,800 shares and
               24,800 shares at $103 in 1992 and at par,
               4,800 shares in 1991                           -           2,960             480
                                                            -------     -------          ------
              End of year                                     -           -               2,960
              Less current requirement to be redeemed
               at par within one year (2,400 shares)          -           -                 240
                                                            -------     -------          ------
                                                           $  -           -               2,720
                                                            =======     =======         =======


   See accompanying notes to consolidated financial statements.

               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1993, 1992 and 1991


                                                                1993          1992        1991
                                                                     (Dollars in thousands)

   Cash flows from operating activities:
     Net income                                               $ 10,025       29,609       27,820
                                                               -------      -------      -------
     Adjustments to reconcile net income to net
      cash provided by operating activities:
        Depreciation and amortization                           28,698       29,694       28,726
        Cumulative effect of change in accounting principle     23,166         -            -
        Equity in undistributed earnings of joint venture and
         general partnership                                     1,518        1,806        (103)
        Provision for losses on receivables                        474          251          300
        Deferred income taxes                                 (14,308)        2,261          236
        Increase in note receivable from general partnership   (3,286)      (2,927)         -
        Changes in assets and liabilities resulting from
         operating activities:
           Receivables                                         (2,273)      (2,333)          308

           Materials, supplies and other assets                  (150)        (695)        (640)
           Deferred charges                                   (11,788)      (1,023)        (438)
           Accounts payable and accrued expenses               (1,812)        6,492      (3,560)
           Income taxes payable                                  (710)      (1,204)        3,378
           Advance billings and customer deposits                  312           88          580
           Unamortized investment tax credits                  (1,360)      (1,553)      (1,821)
           Other deferred credits                               30,436        1,996      (1,466)
                                                               -------      -------      -------
              Total adjustments                                 48,917       32,853       25,500
                                                               -------      -------      -------
              Net cash provided by operating activities         58,942       62,462       53,320
                                                               -------      -------      -------

   Cash flows from investing activities:
     Expenditures for property and equipment                  (24,995)     (27,340)     (33,394)
      Net salvage on retirements                                   (2)        1,610        1,631
                                                               -------      -------      -------
              Net capital additions                           (24,997)     (25,730)     (31,763)
     Proceeds from sale of investments and other assets             85          192          276
     Investment in and note receivable from general
      partnership                                                 -            -        (35,700)
     Purchases of investments and other assets                   (744)      (4,945)        (894)
     Purchases of temporary investments                       (38,292)     (60,764)    (186,783)
     Maturities and sales of temporary investments              32,905       61,235      207,813
                                                              --------     --------     --------
              Net cash used for investing activities          (31,043)     (30,012)     (47,051)
                                                              --------     --------      -------
              Carried forward                                $  27,899       32,450        6,269
                                                              --------     --------      -------

   Cash flows from financing activities:
     Dividends to stockholders                                (15,514)     (14,124)     (13,386)
     Proceeds from issuance of notes payable                    35,000        -           16,000
     Retirement of notes payable                               (7,500)      (2,000)        -
     Debt issuance costs                                         -            -              (9)
     Purchase of treasury stock                                   (58)      (3,606)      (1,101)
     Sales of treasury stock                                       804        -            -
     Retirement and conversion of long-term debt and
      redemption of preferred stock                           (34,875)      (9,735)     (13,799)
     Premium paid on redemption of preferred stock               -             (84)        -
                                                                             ------
              Net cash used in financing activities           (22,143)     (29,549)     (12,295)
                                                               -------      -------      -------

   Net increase (decrease) in cash and cash equivalents          5,756        2,901      (6,026)

   Cash and cash equivalents at beginning of year                9,585        6,684       12,710
                                                               -------      -------      -------
   Cash and cash equivalents at end of year                   $ 15,341        9,585        6,684
                                                               =======      =======      =======


   See accompanying notes to consolidated financial statements.

               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 1993, 1992 and 1991


    (1) Summary of Significant Accounting Policies

        Principles of Consolidation and Organization

        The consolidated financial statements reflect the accounts of Lincoln Telecommunications Company (the Company), a holding company, and its wholly-owned subsidiaries, The Lincoln Telephone and Telegraph Company (LT&T), LinTel Systems Inc. (LinTel) and Prairie Communications, Inc. (Prairie).

        LT&T, the Company's principal operating subsidiary, provides local and long distance telephone service in 22 southeastern counties of Nebraska and cellular telephone service in the Lincoln, Nebraska MSA. LinTel provides telephone answering services, sales of non-regulated telecommunication products and services and toll services beyond LT&T's local service territory. Prairie has a 50% investment in a general partnership which operates a limited partnership providing cellular telecommunications services in the Omaha, Nebraska MSA. The investment in the partnership is accounted for using the equity method of accounting (see note 3).

        Net earnings applicable to intercompany transactions between companies of different groups of operations have been eliminated.

        The Company and its subsidiaries maintain their records in accordance with generally accepted accounting principles. LT&T maintains its telephone accounting records in accordance with the rules and regulations of the Nebraska Public Service Commission (NPSC) which substantially adheres to rules and regulations of the Federal Communications Commission
   (FCC).

        The Company's telephone operations follow accounting for regulated enterprises prescribed by Statement of Financial Accounting Standard (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. The effect of SFAS No. 71 results in regulatory assets of approximately $15,181,000 and regulatory liabilities of approximately $12,736,000 at December 31, 1993.

        Property and Equipment

        Property and equipment is stated at cost. Replacements and renewals of items considered to be units of property are charged to the property and equipment accounts. Maintenance and repairs of units of property and replacements and renewals of items determined to be less than units of property are charged to expense. Telephone property and equipment retired or otherwise disposed of in the ordinary course of business, together with the cost of removal, less salvage, is charged to accumulated depreciation. When non-telephone property and equipment is sold or otherwise disposed of, the gain or loss is recognized in operations. LT&T capitalizes estimated costs, during periods of construction of more than one year, of debt and equity funds used for construction purposes. No significant costs were capitalized during the three years ended December 31, 1993. Depreciation on property and equipment is determined by using the straight-line method based on estimated service and remaining lives.

        Income Taxes

        The Company files a consolidated income tax return with its subsidiaries.

        Deferred income taxes arise primarily from reporting differences for book and tax purposes related to depreciation and postretirement benefits.

        Investment tax credits applicable to telephone property and equipment were deferred and taken into income over the estimated useful lives of such property and equipment.

        Retirement Benefits

        The Company has a qualified defined benefit pension plan which covers substantially all employees. The Company also has a qualified defined contribution profit-sharing plan which covers nonunion eligible employees. Costs of the pension and profit-sharing plans are funded as accrued.

        The Company adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, as of January 1, 1993. This establishes a new accounting principle for the cost of retiree health care and other postretirement benefits (see note 9). Prior to 1993, the Company recognized these benefits on a cash basis.

        Local Network Services

        LT&T's local network service rates are filed with and, in certain circumstances, are subject to review and approval by the NPSC. Billings for local network service are rendered monthly in advance on a cyclical basis. Advance billings are recorded as a liability and subsequently taken into income in the appropriate periods.

        Long Distance and Access Services Revenues

        Long distance and access services revenues are derived from long distance calls within the Company's service territory, carrier charges for access to LT&T's local exchange network, subscriber line charges and contractual arrangements with carriers for other services. Certain of these revenues are realized under pooling arrangements with other telephone companies and are divided among the companies based on respective costs and investments to provide the services. Revenues realized through the various pooling processes are initially based on estimates. Adjustments are recorded in subsequent years as participating companies finalize their respective costs and investments. The Company elected to be subject to price cap regulation by the FCC effective July 2, 1993, pursuant to which limits are imposed on the Company's interstate service rates. Prior to July 2, 1993, the Company operated under rate-of-return regulation, which offered less pricing and earnings flexibility than under price cap regulation.

        Diversified Operations - Long Distance Services

        Long distance service revenues included in Diversified Operations are derived from toll services beyond LT&T's local service territory. These revenues are recognized when earned regardless of the period in which they are billed to the customer. Billing and access costs related to long distance services are included as a cost of Diversified Operations and as revenues of the telephone operations, and are eliminated in consolidation.

        Statements of Cash Flows

        For purposes of the consolidated statements of cash flows, the Company considers all temporary investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents of approximately $11,581,000 and $1,540,000 at December 31, 1993 and 1992, respectively, consist of short-term fixed income securities.

        Common Stock and Earnings Per Common Share

        Effective January 6, 1994, the Company paid a 100% stock dividend to stockholders of record on December 27, 1993, which has been treated as a stock split for financial reporting purposes. Common stock, premium on common stock and all per share information has been retroactively adjusted to give effect to the stock dividend for all periods presented.

    (2) Property and Equipment

        The following table summarizes the property and equipment at December 31, 1993 and 1992 used in the operations:



                                                       1993                     1992
                                                    Accumulated              Accumulated
                                                 depreciation and          depreciation and
          Classifications                       Cost   amortization      Cost      amortization
                                                            (Dollars in thousands)
      Used in telephone operations:
        Land                                  $  2,772      -           2,746        -
        Buildings                               25,716     10,334      24,860        9,824
        Equipment                              407,477    187,953     392,153      171,090
        Motor vehicles and other work
           equipment                            10,116      4,012       9,651        3,823
                                               -------    -------     -------      -------
              Total in service                 446,081    202,299     429,410      184,737
        Under construction                       1,608      -           4,376        -
                                               -------    -------     -------      -------
              Total used in telephone
                  operations                   447,689    202,299     433,786      184,737
      Used in diversified operations,
        non-regulated                            1,851      1,137       1,440          924
                                               -------    -------     -------      -------
                                              $449,540    203,436     435,226      185,661
                                               =======    =======     =======      =======

   Included in "Equipment Used in Telephone Operations" are investments of $10,986,000 and $10,033,000 in 1993 and 1992, respectively, that are directly assigned to non-regulated operations. The corresponding accumulated depreciation and amortization was $6,247,000 in 1993 and $5,476,000 in 1992. In addition, other investments that are common to both regulated and non-regulated operations are allocated in a manner consistent with the FCC's rules and regulations.

        The composite depreciation rate for telephone property was 6.5% in 1993, 6.9% in 1992 and 6.7% in 1991.

        Construction expenditures for 1994 are expected to approximate $33,434,000. The Company anticipates funding construction through operations.

        Substantially all telephone property and equipment, with the exception of motor vehicles, is mortgaged or pledged to secure LT&T's first mortgage bonds. Under certain circumstances, as defined in the bond indenture, all assets become subject to the lien of the indenture.

    (3) Equity Investments

        The Company has a 50% interest in Anixter-Lincoln, a general partnership and joint venture with Anixter Bros., Inc. of Skokie, Illinois. Anixter-Lincoln is a distributor of telecommunications equipment. The Company uses the equity method of accounting for this investment.

        On December 31, 1991, Prairie acquired a 50% interest in Omaha Cellular General Partnership (OCGP). The remaining 50% interest in OCGP is owned by Centel Nebraska, Inc. (Centel-Neb). OCGP is the general partner of and holds approximately 55% of the partnership interests in Omaha Cellular Limited Partnership, which provides cellular telecommunications services in Douglas and Sarpy Counties in Nebraska and Pottawattamie County, Iowa. Omaha Cellular Limited Partnership conducts business under the trade name First Cellular Omaha. Prairie is the managing partner of OCGP.

        Prairie purchased its 50% interest in OCGP from Centel Cellular Company (Centel) for $11.9 million. The carrying value of the investment at equity in net assets was approximately $8.1 million at December 31, 1993. Also, Prairie purchased and holds a discounted note from OCGP in the face amount of approximately $54 million, for which the purchase price was $23.8 million. The note has a carrying value of approximately $30 million at December 31, 1993. Such note has a stated interest rate of 11.94% and is due December 31, 1998. The proceeds of the note were distributed by OCGP in equal parts to Centel and Centel-Neb.

        Commencing on December 31, 1996, and for the two-year period thereafter, Prairie has the option to purchase from Centel-Neb the remaining 50% interest in OCGP.

    (4) Redeemable Preferred Stock

        LT&T's 5% preferred stock is cumulative, non-voting, non-convertible and redeemable solely at subsidiary's option at $105 per share, for a liquidating amount of $4,724,055, plus accrued dividends.

        LT&T's 7.64% preferred stock required an annual sinking fund payment to redeem 2,400 shares annually with an additional 2,400 shares subject to redemption at par value. In June 1992, the Board of Directors authorized the redemption of all outstanding shares of the 7.64% preferred stock. This consisted of 4,800 shares at par value and 24,800 shares at $103 per share. The redemption was completed on July 10, 1992 with a total payment of $3,034,400.

    (5) Dividend Reinvestment and Stock Purchase Plan

        Stock for the Company's Employee and Stockholder Dividend Reinvestment and Stock Purchase Plan (Plan) is purchased on the open market by the Plan's Administrator. The basis for the purchase price of the stock allocated to the Plan participants is the average price paid by the Administrator during the 5-day trading period preceding and including the dividend payment date. Employee purchases are at 95% of such price while purchases by non-employee participants are at 100% of such price.

        Participants in the Plan may use cash dividends declared on stock owned and optional cash contributions to purchase additional stock. Any contributions received by approximately eight days before the end of each calendar quarter will be used to purchase shares of stock as of the next dividend date.

        Shares purchased in the open market for the Plan aggregated 57,604, 60,636 and 51,171 during 1993, 1992 and 1991, respectively. Expenses, net of gains, incurred related to the Plan were approximately $22,500, $2,700 and $74,000 in 1993, 1992 and 1991, respectively. There are no shares reserved for issuance under the Plan.

    (6) Long-Term Debt and Notes Payable

        Long-term debt at December 31, 1993 and 1992 is shown below:

      First mortgage bonds:

      Interest      Date final                  1993         1992
        rate       payment due               (Dollars in thousands)

       9.910%      June 1, 2000              $ 44,000       44,000
       8.250       Paid in 1993                 -            9,750
       9.350       Paid in 1993                 -           13,250
       8.150       Paid in 1993                 -           12,000
                                                            ------
             Total long-term debt              44,000       79,000
       Less current installments of
         long-term debt                         -            5,450
                                              -------      -------
             Long-term debt, excluding
               current installments and
               reacquired debt               $ 44,000       73,550
                                              =======      =======

        The long-term debt agreements contain various restrictions, including those relating to payment of dividends by LT&T to its stockholder (the Company). Notes payable to banks also contain various restrictions. At December 31, 1993, approximately $22,050,000 of LT&T's retained earnings were available for payment of cash dividends under the most restrictive provisions of such agreements.

        The long-term debt is due June 1, 2000 with interest payable semi-annually.

        The Company has notes payable to banks which have variable interest rates ranging from 3.3% to 3.8% at December 31, 1993, which are due by December 31, 1994.

    (7) Income Taxes

        In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Statement 109 requires a change in the method of accounting for deferred income taxes. Under the assets and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the accounting period in which the enactment date occurs.

        Generally accepted accounting principles for regulated enterprises adopting Statement 109 required the recognition of deferred tax assets and liabilities. The Company recognized deferred regulatory assets and liabilities of approximately $17,096,000 and $14,743,000, respectively, as a result of adopting Statement 109. The net effect of these deferred regulatory assets and liabilities of approximately $2,353,000 was recorded on the financial statements as of January 1, 1993 as an increase to deferred income tax liabilities and will be amortized into income tax expense on the financial statements over a ten-year period. The December 31, 1992 financial statements have not been restated to apply the provisions of Statement 109.

        Shown below are the components of income taxes from continuing operations before cumulative effect of change in accounting principle.

                                                1993      1992       1991
                                              (Dollars in thousands)
     Current:
        Federal                             $ 16,400     13,115   13,598
                                             --------   --------  -------
        State                                  3,628      2,278    4,824
                                             --------   --------  -------
                                              20,028     15,393   18,422
                                             --------   --------  -------
     Investment tax credits                   (1,360)    (1,553)  (1,821)
                                             -------    -------   ------
     Deferred:
        Federal                                  490      1,831      172
        State                                    460        430       64
                                             -------    -------   ------
                                                 950      2,261      236
                                             -------    -------   ------

          Total income tax expense          $ 19,618     16,101   16,837
                                             =======    =======  =======

        Total income tax expense attributable to income from continuing operations in each year was less than that computed by applying U.S. Federal income tax rates (35% in 1993 and 34% in 1992 and 1991) to income before income taxes. The reasons for the differences are shown on the following page.


                                                 1993                1992                1991
                                                     % of                 % of                % of
                                                    pretax               pretax               pretax
                                          Amount    income     Amount    income      Amount   income
                                                       (Dollars in thousands)
    Computed "expected"
      income tax expense                  $ 18,483   35.0%   $ 15,542     34.0%    $ 15,184    34.0%
    State income tax expense,
      net of Federal income
      tax benefit                            2,658    5.0       1,787      3.9        3,226     7.2
    Tax effect of items capitalized
      for financial statement purposes
      but expensed for tax purposes
      on which deferred income taxes
      were not provided                      -        -           390       .9          418      .9

    Nontaxable interest income                (75)    (.1)       (25)      (.1)       (365)     (.8)
    Amortization of regulatory
      deferred charge                        1,914    3.6       -          -          -         -
    Amortization of regulatory
      deferred liability                   (2,006)   (3.8)      -          -          -         -
    Amortization of investment
      tax credits                          (1,360)   (2.6)    (1,553)     (3.4)     (1,821)    (4.0)
    Effect of FASB No. 109
      adoption on non-
      regulated income                       (236)    (.4)      -          -          -         -
    Other                                      240     .4%       (40)      (.1)         195      .4
                                           -------   -----   --------    ------      ------   ------
         Actual income
              tax expense                 $ 19,618   37.1%   $ 16,101     35.2%    $ 16,837    37.7%
                                           -------   -----    -------    ------     -------   -----

        The significant components of deferred income tax expense attributable to income from continuing operations for the year ended December 31, 1993 were as follows (dollars in thousands):

   Deferred tax expense (exclusive of the
     effects of amortization below)                    $ 1,042
   Amortization of regulatory deferred charges           1,914
   Amortization of regulatory deferred liability        (2,006)
                                                       -------
                                                       $   950
                                                       =======

        For the years ended December 31, 1992 and 1991, deferred tax expense was provided on certain timing differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of these differences and the tax effect of each are shown on the following page.


                                                     1992   1991
                                               (Dollars in thousands)

       Tax over financial statement depreciation   $  855   682
                                                    -----   ----
       Other taxes                                  1,200     -
                                                    -----   ----

       Other                                          206  (446)
                                                   ------   ----
                                                  $ 2,261   236
                                                   ======   ====

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 are presented below (dollars in thousands):

      Deferred tax assets:
         Accumulated postretirement benefit cost           $ 15,946
         Regulatory deferred credits                          5,884
         Other                                                2,438
                                                            -------
             Total gross deferred tax assets                 24,268

      Less valuation allowance                                -
             Net deferred tax assets                         24,268
                                                            -------

      Deferred tax liabilities:
         Plant and equipment, principally due to
          depreciation differences                           40,720
         Regulatory deferred charges                          4,036
         Other                                                2,486
                                                            -------
             Total gross deferred tax liabilities            47,242
                                                            -------
             Net deferred tax liability                    $ 22,974
                                                            =======

      As a result of the nature and amount of the temporary differences which give rise to the gross deferred tax liabilities and the Company's expected taxable income in future years, no valuation allowance for deferred tax assets as of December 31, 1993 was necessary.

      Prior to 1987, LT&T followed the practice of deducting for income tax purposes, interest, sales taxes and certain payroll related costs, which were capitalized in the financial statements. As the NPSC did not permit deferred income taxes relating to such costs to be allowed for rate-making purposes, deferred income taxes were not provided for these timing differences. The cumulative net amount of income tax timing differences for which deferred income taxes were not provided was approximately $16,800,000 at December 31, 1992. The liability for the income tax timing differences was recorded in the previously described adoption of Statement 109 in 1993.

    (8) Benefit Plans

      The Company has a defined benefit pension plan covering substantially all employees with at least one year of service. Annual contributions to the plan are designed to fund current and past service costs as determined by independent actuarial valuations. There is no prior service liability associated with the basic benefits provided by the plan.

      The net periodic pension credit for 1993, 1992 and 1991 amounted to $690,000, $971,000 and $477,000, respectively. The net periodic pension credit is comprised of the following components (dollars in thousands).

                                               1993        1992       1991
                                                  (Dollars in thousands)

    Service cost - benefits earned
      during the period                      $  3,408     3,160       3,099
                                              -------   -------     -------
    Interest cost on projected benefit
      obligations                               8,441     7,744       7,446
                                              -------   -------     -------
    Actual return on plan assets             (25,849)   (9,309)    (22,507)
                                              -------   -------     -------
    Amortization and deferrals, net            13,310   (2,566)      11,485
                                              -------   -------     -------
        Net periodic pension credit          $  (690)     (971)       (477)
                                              =======    ======      ======

        The following table summarizes the funded status of the pension plan at December 31, 1993, 1992 and 1991.


                                                   1993        1992       1991
                                                      (Dollars in thousands)
    Actuarial present value of pension benefit
      obligation:
      Vested                                      $ 97,040     89,485      86,701
                                                  --------     ------     -------
      Nonvested                                     14,108     12,174      11,453
                                                  --------     ------     -------
           Accumulated pension benefit
            obligation                            $111,148    101,659      98,154
                                                   =======    =======     =======
    Projected pension benefit
      obligation                                   127,884    117,510     113,147
    Less, plan assets at market value              185,197    165,563     155,398
                                                   -------    -------     -------
           Excess of plan assets over
            projected pension benefit
            obligation                              57,313     48,053      42,251

    Unrecognized prior service cost                  5,924      2,705       2,901
    Unrecognized net gain                         (49,088)   (35,866)    (29,799)
    Unrecognized net asset being recognized
      over 15.74 years                            (12,520)   (13,953)    (15,385)
                                                  --------   --------    --------
           Prepaid (accrued) pension cost
            recognized in the consolidated
            balance sheets                        $  1,629        939        (32)
                                                   =======     ======     =======

        The assets of the pension plan are invested primarily in marketable equity and fixed income securities and U.S. Government obligations.

        The assumptions used in determining the funded status information and pension expense for the three years were as follows:

                                              1993       1992      1991

       Discount rate                          7.10%       7.10     7.10
                                              ----        ----     ----
       Rate of salary progression             6.00        6.25     6.25
                                              ----        ----     ----
       Expected long-term rate of return
        on assets                             8.00        8.00     8.00
                                              ====        ====     ====

       In addition to the defined benefit pension plan, the Company has a defined contribution profit-sharing plan which covers nonunion eligible employees who have completed one year of service. Participants may elect to deposit a maximum of 15% of their wages up to certain limits. The Company matches 25% of the participants' contributions up to 5% of their wages. The profit-sharing plan also has a provision for an employee stock ownership fund, to which the Company has contributed an additional 1.75% of each eligible participant's wage. The Company's matching contributions and employee stock ownership fund contributions are used to acquire common stock of the Company purchased on the open market. The Company's combined contributions totaled $640,000, $601,000 and $561,000 for 1993, 1992 and
   1991, respectively.

    (9) Postretirement Benefits

       The Company sponsors a health care plan that provides postretirement medical benefits and other benefits to employees who meet minimum age and service requirements upon retirement. Currently, substantially all of the Company's employees may become eligible for those benefits if they have 15 years of service with normal or early retirement. The cost of retiree health care, dental and life insurance benefits was recognized as an expense as premiums were paid in 1992 and 1991. For 1992 and 1991, such expense totaled $2,290,000 and $2,131,000, respectively.

       The Company adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, as of January 1, 1993. The new standard requires accounting for these benefits during the active employment of the participants. The Company elected to record the accumulated benefit obligation upon adoption in the first quarter. After taxes, this one-time charge amounted to
   $23,166,000, net of income tax benefit of $15,258,000.   Pursuant to
   Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, a regulatory asset associated with the recognition of the transition obligation was not recorded because of uncertainties as to the timing and extent of recovery given the Company's assessment of its long-term competitive environment.

       The following table presents the plan's status reconciled with amounts recognized in the Company's consolidated balance sheet at December 31, 1993 (dollars in thousands):

      Accumulated postretirement benefit obligation:
           Retirees                                       $ 29,851
           Fully eligible active plan participants          10,202
           Other active plan participants                    7,328
                                                            ------
                                                            47,381
      Plan assets at fair value                              -
      Unrecognized net loss                                (7,054)
                                                            ------
                  Accrued postretirement benefit cost
                   recognized in consolidated balance
                   sheets                                 $40,327
                                                           ======

        Net periodic postretirement benefit costs for the year ended December 31, 1993 include the following components (dollars in thousands):

     Service cost                                 $    300
     Interest cost                                   3,632
                                                     -----
     Net periodic postretirement benefit costs     $ 3,932
                                                     =====

        For purposes of measuring the benefit obligation, a discount rate of 8.0% and an 11.7% annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) was assumed for 1993. This rate of increase was assumed to decrease gradually to 5.5% by the year 2004.

        For purposes of measuring the benefit cost, a discount rate of 9.5% and a 12% annual rate of increase in the health care cost trend rate was assumed for 1993. This rate of increase was assumed to decrease gradually to 6.5% by the year 2002. The health care cost trend rate assumptions have a significant effect on the amounts reported. For example, a one percentage point increase in the assumed health care cost trend rate would increase the aggregate service and interest cost by approximately $350,000 and increase the accumulated postretirement benefit obligation by approximately $4,200,000.

   (10) Stock and Incentive Plan

        The Company has a stock and incentive plan which provides for the award of short-term incentives (payable in cash or restricted stock), stock options, stock appreciation rights or restricted stock to certain officers and key employees conditioned upon the Company's attaining certain performance goals.

        Under the plan, options may be granted for a term not to exceed ten years from date of grant. The option price is the fair market value of the shares on the date of grant. Such exercise price was $11.50 for the 1990 options and $12.75 for the 1992 options. The exercise price of a stock option may be paid in cash, shares of Company common stock or a combination of cash and shares.

        Stock option activity under the Plan is summarized as follows:

                                         1993      1992        1991

       Outstanding at January 1         176,000     88,000      88,000
       Granted                            -         88,000       -
       Exercised                        (65,350)     -           -
       Cancelled                          -
                                                     -           -
       Outstanding at December 31       110,650    176,000      88,000
       Exercisable at December 31        42,650      -           -

      All of the above information has been retroactively adjusted to give effect to the 100% stock dividend.

      The Plan also provides for the granting of stock appreciation rights
   (SARs) to holders of options, in lieu of stock options, upon lapse of stock options or independent of stock options. Such rights offer optionees the alternative of electing not to exercise the related stock option, but to receive instead an amount in cash, stock or a combination of cash and stock equivalent to the difference between the option price and the fair market value of shares of Company stock on the date the SAR is exercised. No SARs have been issued under the plan.

      In addition, 16,002 shares, 15,224 shares and 13,464 shares of restricted stock were awarded from stock purchased on the open market by the Company during 1993, 1992 and 1991, respectively. Recipients of the restricted stock are entitled to cash dividends and to vote their respective shares. Restrictions limit the sale or transfer of the shares for two years subsequent to issuance unless employment is terminated earlier due to death, disability or retirement.

      Amounts charged against 1993, 1992 and 1991 net income for cash and restricted stock awards were approximately $460,500, $388,500 and $277,500, respectively. Pursuant to the Plan, 2,000,000 shares of common stock are reserved for issuance under this Plan.

   (11) Network Service Revenues

        On May 28, 1991, the Nebraska Public Service Commission (NPSC) ordered LT&T to implement several rate and service changes which became effective August 16, 1991. Increased rates for basic local service, together with reduced rates for long distance calls and other changes included in the order, were intended to be revenue-neutral. Results were monitored monthly and were reviewed with the NPSC after a full year of operation. By its order dated February 16, 1993, the NPSC determined that a one-time refund of $1 for each residential line and $2 for each business line would be needed to achieve revenue neutrality. The refunds were provided as credits on customers' March 1993 billing. In addition, the NPSC ordered further reductions in rates for touch call service and long distance service, estimated to total $1,589,000 annually. These rate reductions were effective March 1, 1993.

        Network service revenues include revenues received by LT&T for billing and access services provided to LinTel, which were approximately $6,746,000 for 1993, $7,214,000 for 1992 and $7,397,000 for 1991, and are
   deducted as intercompany revenues and expenses.

   (12) Quarterly Financial Information (Unaudited)

                                       First      Second      Third    Fourth
                1993                  quarter    quarter     quarter   quarter     Total
                                             (Dollars in thousands)
     Revenues and sales from
        continuing operations:
     Telephone                       $  40,170    40,406      41,713    41,625     163,914
     Diversified                         6,463     6,828       7,224     7,539      28,054
     Intercompany revenues             (1,896)   (1,955)     (1,909)   (1,858)     (7,618)
                                      --------   -------     -------   -------     -------
     Total                           $  44,737    45,279      47,028    47,306     184,350
                                      ========   =======     =======   =======     =======
     Income before cumulative
       effect of change in
       accounting principle              8,072     7,970       8,276     8,873      33,191
     Cumulative effect of change
       in accounting principle        (23,534)     -             368       -      (23,166)
                                       -------    ------       -----     -----     -------

     Net income (loss)              $ (15,462)     7,970       8,644     8,873      10,025
                                      =======     ======      ======    ======     =======

     Earnings per common share
       before cumulative effect of
       change in accounting principle    .25         .24         .25       .27        1.01
     Cumulative effect of change in
       accounting principle            (.72)         -           .01       -         (.71)
                                      ------      ------        ----     -----       -----
     Earnings (loss) per common
       share                        $  (.47)         .24         .26       .27         .30
                                     =======       =====       =====    ======      ======

                                       First      Second      Third    Fourth
                1992                  quarter    quarter     quarter   quarter     Total
                                      (Dollars in thousands)
    Revenues and sales from
     continuing operations:
     Telephone                       $ 38,452    38,916      38,986    40,406     156,760
     Diversified                        6,157     6,353       7,321     6,920      26,751
     Intercompany revenues             (1,947)   (2,062)     (2,116)   (2,018)     (8,143)
                                     --------    -------    --------  --------    --------
     Total                           $ 42,662    43,207      44,191    45,308     175,368
                                      ========   =======     =======   =======    ========
     Net income                      $  6,145     6,992       8,529     7,943      29,609
                                      ========   =======     =======   =======    ========
     Earnings per common share         $ .19        .21         .26       .24         .90
                                     =======     ======      ======    ======     =======


   (13) Supplemental Disclosures to Statements of Cash Flows

        Cash paid for interest and income taxes for each of the years in the three-year period ended December 31, 1993 are as shown below (dollars in thousands):

                                         1993     1992     1991

        Interest                     $   7,495   8,766    8,776
                                       -------  ------   ------
        Income taxes                  $ 20,631  16,597   15,044
                                       =======  ======   ======


   (14) Common Stock Purchase Rights

        The Board of Directors declared a dividend of one common stock purchase right for each common share outstanding as of June 30, 1989. Under certain conditions, each right may be exercised to purchase for $21.875 an amount of the Company's common stock, or an acquiring company's common stock, having a market value of $43.75. The rights may only be exercised after a person or group (except for certain stockholders) acquires ownership of 10% or more of the Company's common shares or announces a tender or exchange offer upon which consummation would result in ownership of 10% or more of the common shares. The rights expire on June 30, 1999 and may be redeemed by the Company at a price of $.0025 per right, at any time until ten days after a public announcement of the acquisition of 10% of the Company's common stock. At December 31, 1993, 34,980,376 shares of common stock were reserved for issuance in connection with these stock purchase rights.

   (15) Property and State Income Taxes

        In separate decisions during 1991, the Nebraska Supreme Court (the Court) decided that the personal property tax system of the State as applied in 1989 and in 1990 was unconstitutional. On January 22, 1993, the Court affirmed a determination by the Nebraska State Board of Equalization and Assessment whereby 18.81% of the taxes paid for 1990 should be refunded to the Company and certain other taxpayers. In mid-1993, LT&T and LinTel entered into agreements with the Nebraska Tax Commissioner pursuant to which LT&T and LinTel agreed to accept a refund of 18.81% of the property taxes paid for the 1989 and 1990 tax years. Such agreements were subsequently approved by the NPSC. As a result of these actions, the Company recorded refunds or credits of approximately $1,359,000 and $1,494,000 in 1993 and 1992, respectively.

        Also in 1991, the Nebraska Legislature responded to the 1991 Court decisions by eliminating personal property taxes for 1991 only, substituting increased rates for state corporate income taxes and creating a 4% surcharge on depreciation deductions. In July 1992, the Court declared this legislative action to be unconstitutional. Subsequently, the Nebraska Legislature enacted new tax legislation for 1992, similar to the 1991 legislation but with a 2% surcharge on depreciation deductions. The combination of these two actions lowered the Company's state income taxes by approximately $575,000 for 1992.

        In view of a constitutional amendment approved by the voters in 1992, the constitutional issues concerning Nebraska property taxes appear to have been resolved.


   (16) Disclosures About the Fair Value of Financial Instruments

        Cash and Cash Equivalents, Receivables, Accounts
            Payable and Notes Payable to Banks

       The carrying amount approximates fair value because of the short maturity of these instruments.

        Temporary Investments

       The fair values of the Company's marketable investment securities are based on quoted market prices.

        Investments and Other Assets

       The fair value of the Company's note receivable from OCGP is based on the amount of future cash flow associated with the instrument discounted using the Company's current borrowing rate on similar instruments of comparable maturity.

        Long-Term Debt

       The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate on similar debt instruments of comparable maturity.

   Estimated Fair Value

       The estimated fair value of the Company's financial instruments are summarized as follows:

                              At December 31, 1993    At December 31, 1992
                                Carrying  Estimated   Carrying  Estimated
                                 amount   fair value   amount  fair value

    Temporary investments       $ 29,451    30,693      29,064     29,596
                                  ======    ======      ======     ======
    Note receivable from OCGP   $ 30,013    35,644      26,727     31,958
                                  ======    ======      ======     ======
    Long-term debt              $ 44,000    54,021      79,000     93,609
                                  ======    ======      ======     ======

   Limitations

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

   (17) Reclassifications

        Certain of the 1992 and 1991 financial statement amounts have been reclassified to conform with the 1993 presentation.

                       LINCOLN TELECOMMUNICATIONS COMPANY
                                AND SUBSIDIARIES

                   Independent Auditors' Report and Schedules
                  Form 10-K Securities and Exchange Commission

                        December 31, 1993, 1992 and 1991

                   (With Independent Auditors' Report Thereon)

               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                            Index to Schedules Filed


                                                                     Schedule

   Independent Auditors' Report

   Temporary Investments and Cash Equivalents - Years ended
        December 31, 1993, 1992 and 1991                                    I

   Condensed Financial Information of Parent Company:
        Balance Sheets - December 31, 1993 and 1992
        Statements of Income - Years ended December 31, 1993, 1992 and 1991
        Statements of Stockholders' Equity - Years ended December
             31, 1993, 1992 and 1991
        Statements of Cash Flows - Years ended December 31, 1993,
             1992 and 1991                                                III

   Property and Equipment - Years ended December 31, 1993, 1992 and
        1991                                                                V

   Accumulated Depreciation and Amortization of Property and
        Equipment - Years ended December 31, 1993, 1992 and 1991           VI

   Valuation and Qualifying Accounts - Years ended December 31, 1993,
        1992 and 1991                                                    VIII

   Short-term Borrowings - Years ended December 31, 1993, 1992 and 1991    IX

   Note Receivable from Related Party - Years ended December 31, 1993,
        1992 and 1991                                                       X

   Supplementary Statements of Earnings Information - Years ended
        December 31, 1993, 1992 and 1991                                   XI

   All other schedules are omitted because they are not applicable or the information required is immaterial or is presented within the consolidated financial statements and notes thereto.

                          INDEPENDENT AUDITORS' REPORT


   The Board of Directors and Stockholders
   Lincoln Telecommunications Company:


   Under date of February 4, 1994, we reported on the consolidated balance sheets of Lincoln Telecommunications Company and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, common stock investment and preferred stock and cash flows for each of the years in the three-year period ended December 31, 1993, as contained in the 1993 annual report to stockholders. These consolidated financial statements and our report thereon are incorporated by reference in the annual report on Form 10-K for the year ended December 31, 1993.
   In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedules as listed in the accompanying index. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

   In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


                                                KPMG PEAT MARWICK

   Lincoln, Nebraska
   February 4, 1994

                                                                   Schedule I


               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                   Temporary Investments and Cash Equivalents

                  Years ended December 31, 1993, 1992 and 1991



                                                            Shares/      Cost of
                                                            principal    each      Market      Carrying
   Name of issuer and title of each issue                   amounts      issue     value       value
                                                                         (Dollars in thousands)

   December 31, 1993:

       Temporary investments

   Government and agency:
       Farm Credit System Financial Assistance Corp.         $  250        295       291         250
       Federal Loan Home Mortgage Corp                          500        511       510         500
       Federal National Mortgage Association Mtn              1,000      1,003     1,011       1,000
       Sallie Mae CDN & IMTN                                    800        820       779         800
                                                            -------    -------   -------     -------
               Total government and agency                    2,550      2,629     2,591       2,550
                                                            =======    =======   =======     =======
   State or state agencies:
       Colorado Housing & Financial Authority                   540        540       533         540
       Colorado Housing & Finance Auth. Tax bonds               175        175       173         175
       Connecticut Municipal Electric Energy                    500        490       545         500
       Florida Housing Finance Agency Bonds                     250        248       251         250
       Illinois Health Fac. Auth. Variable Rate               5,000      5,000     5,000       5,000
       Indianapolis Ins Loc Pub Impt                            250        125       162         250
       Louisiana Public Facility Authority                      500        543       543         500
       Utah State Housing Financial Agency                      200        200       199         200
       West VA Public Energy Auth. Rev.                         500        500       561         500
                                                            -------    -------   -------     -------
               Total state or state agencies                 $7,915      7,821     7,967       7,915
                                                            =======    =======   =======     =======
    Political subdivisions and municipal bonds:
       Gainesville Florida Utility Sys Rev. Bonds               500        500       503         500
       Hamilton County, Tennessee Indl. Dev.                    100        105       104         100
       Indianapolis, Indiana Local Public IMPT                  150         86        97          86
       Lincoln, Nebraska Electric System Rev.                   500        531       545         500
       New York City, NY General Oblig. Note Fis                200        200       200         200
       Nuveen, Florida Premium Mun. Fund, Inc.                   --        955       950         955
       Nuveen, Florida Select Quality Mun. Fund                  --      1,002     1,000       1,000
                                                            -------    -------   -------     -------
           Total political subdivisions and
               municipal bonds                               $1,450      3,379     3,399       3,341
                                                            =======    =======   =======     =======
           Total temporary investments,
                        carried forward                                                       13,806
                                                                                             =======
   Corporate bonds:
       Allstate Corporation Notes                               225        225       228         225
       Anadarko Petroleum Notes                                 300        299       307         300
       Commonwealth Edison                                      199        212       205         199
       Conagra MTN                                              100        109       109         100
       Delta Airlines                                         1,250      1,250     1,255       1,250
       Eastman Kodak Notes                                      250        270       262         250
       FMCC MTN DTD                                             500        568       563         500
       Ford Motor Credit Company Notes                        1,000        999     1,142       1,000
       GE Capital Corporation Notes                           1,000        970     1,008       1,000
       General Motors Acceptance Corp notes                   1,100      1,100     1,110       1,100
       GMAC MTN/Shelf                                           300        300       303         300
       GMAC Notes                                               170        176       172         170
       Household Finance Corp                                   250        264       256         250
       Kemper Corporation Notes                               1,000        999     1,102       1,000
       Kroger Company Senior Sub. Notes                         300        298       309         300
       Marathon Oil Co.                                         295        308       297         295
       Morgan Stanley Group Notes                             1,250      1,359     1,368       1,250
       New Jersey Bell Telephone                              1,000      1,040     1,038       1,000
       Prudential Funding Corp. Notes                           255        263       262         255
       Ralston Purina                                         1,100      1,261     1,174       1,100
       RJR Nabisco Inc.                                         900        928       951         900
       Scott Paper Co. Sinking Fund Debt                        200        238       232         200
       Sear Robuck Mtn                                          100        114       112         100
       Southwestern Bell Telephone Co. Notes                    300        309       303         300
       Stop and Shop Finance Intl.                            1,000      1,103     1,124       1,000
       Time Warner Inc. Notes                                 1,000      1,045     1,068       1,000
       Toyota Motor Credit CDA                                  200        200       212         200
       Toyota Motor Credit GBP Swap                             250        244       267         250
       Turner Broadcasting System                               750        824       820         750
       United Telecommunications, Inc.                          750        834       813         750
       Van Kampen Merritt Mun Trust                              --        700       700         700
       Van Kampen Merritt Tr Insd Mun                           --         500       500         500
       Viacom International Inc. Snr Sub                        500        500       500         500
                                                            -------    -------   -------     -------
           Total corporate bonds                            $17,794     19,809    20,072      18,994
                                                            =======    =======   =======     =======
           Total temporary investments,
               carried forward                                                               $32,800
                                                                                             -------
   Preferred stock:
       Citicorp                                                   5    $    93        99          93
       Long Island LT Pfd.                                        5        125       132         125
       USX Corp. Adjustable Rate Pfd.                             5        235       240         235
       UTS/ELF Pet UK PLC Series H                               --      1,019     1,019       1,019
                                                            -------    -------   -------     -------
           Total preferred stock                                 14    $ 1,472     1,490       1,472
                                                            =======    =======   =======     =======
   Common stock, American Health Properties Inc.
                                                                  7    $   179       175         179
                                                            =======    =======   =======     =======
           Total temporary investments                                                       $34,451
                                                                                             =======
       Cash Equivalents

   Cash equivalents, GS Asset Management Funds               11,581   $ 11,581    11,581      11,581
                                                            =======    =======   =======     =======


                                                           Schedule I (con't)


               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                   Temporary Investments and Cash Equivalents



                                                         Shares/     Cost of
                                                         principal   each      Market     Carrying
   Name of issuer and title of each issue                amounts     issue     value      value
                                                                     (Dollars in thousands)

   December 31, 1992:

       Temporary investments

   Government and agency:
       Federal Home Loan Bank                             $   800       818       807       800
       Federal National Mortgage Association                1,000     1,003     1,054     1,000
       Sallie Mae CDNS IMTN                                   500       530       474       500
                                                          -------   -------   -------   -------
           Total government and agency                    $ 2,300     2,351     2,335     2,300
                                                          =======   =======   =======   =======
   State or state agencies:
       Alabama HFA Variable Rate                            1,000     1,000     1,000     1,000
       Connecticut Municipal Electric Energy Coop           1,000     1,001     1,000     1,000
       Indianapolis Ins. Loc Pub.                             250       125       143       250
       Louisiana Public Facility Authority                    500       542       495       500
       Massachusetts Health and Education                   3,000     3,000     3,000     3,000
       New Hampshire Var-Rt Ind. Dev. Authority               900       900       900       900
       Ohio Air Quality PCR Var-Rt                          1,400     1,400     1,400     1,400
                                                          -------   -------   -------   -------
           Total state or state agencies                  $ 8,050     7,968     7,938     8,050
                                                          =======   =======   =======   =======
   Political subdivisions and municipal bonds:
       Emmaus, Pennsylvania Var-Rt Gen. Auth.                 800       800       800       800
       Hamilton County, Tennessee Indl. Dev.                  100       105       103       100
       Lincoln, Nebraska Electric System Rev.                 500       531       529       500
       Sacramento, California Var-Rt Mun Util Dist          2,000     2,000     2,000     2,000
       West VA Public Energy Auth. Rev.                       500       500       500       500
                                                          -------   -------   -------   -------
           Total political subdivisions and
               municipal bonds                            $ 3,900     3,936     3,932     3,900
                                                          =======   =======   =======   =======
           Total temporary investments,
               carried forward                                                          $14,250
                                                                                        =======
   Corporate bonds:
       Chevron Corporation Notes                              500       521       504       500
       Chrysler Financial Notes                               200       201       202       200
       Cleveland Electric                                     265       261       267       265
       Commonwealth Edison                                    199       212       211       199
       Ford Motor Credit Company Notes                      1,000       999     1,095     1,000
       GE Capital Corporation Notes                         1,000       970     1,006     1,000
       General Motors Accept Corp Notes                     1,000       998     1,020     1,000
       Household Finance Corporation                          250       264       263       250
       Kemper Corporation Notes                             1,000       999     1,048     1,000
       Kroger Company Sr. Subordinate                         300       298       301       300
       Merrill Lynch & Co. Notes                              150       150       151       150
       Morgan Stanley Group Notes                           1,000     1,111     1,074     1,000
       Morgan Stanley Group Inc. Notes                        250       249       272       250
       Paramount Communications, Inc.                         500       517       509       500
       Pennzoil Company                                       400       417       406       400
       Ralston Purina                                       1,100     1,260     1,215     1,100
       Scott Paper Company Sinking Fund Deb.                  200       238       235       200
       Stop and Shop Finance International                  1,000     1,103     1,106     1,000
       Van Kampen Merritt Tr Inst Mun                          --       500       500       500
       Van Kampen Merritt Advantage "B"                       --        699       700       700
       Viacon International Inc Snr Sub                       500       500       504       500
                                                          -------   -------   -------   -------
           Total corporate bonds                          $10,814    12,467    12,589    12,014
                                                          =======   =======   =======   =======
   Preferred stock:
       Cadbury Schweppes PLC Series 4                           2   $ 1,000     1,000     1,000
       U S X Corporation Adjustable Rate PFD                3,500       175       171       175
       UTS/ELF Pet UK PLC Series F                              2     1,000     1,000     1,000
       Ford Holdings Inc. Series A                              5       500       500       500
       Long Island LT PFD                                   5,000       125       131       125
                                                          -------   -------   -------   -------
           Total preferred stock                            8,509   $ 2,800     2,802     2,800
                                                          =======   =======   =======   =======
           Total temporary investments                                                  $29,064
                                                                                        =======
   Cash equivalents, GS Asset Management Funds              1,540   $ 1,540     1,540     1,540
                                                          =======   =======   =======   =======

                                                           Schedule I (con't)


               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                   Temporary Investments and Cash Equivalents

                                                          Shares/     Cost of
                                                          principal   each     Market     Carrying
   Name of issuer and title of each issue                 amounts     issue    value      value
                                                                      (Dollars in thousands)


   December 31, 1991:

       Temporary investments

   State or state agencies, Federal National
       Mortgage Association                               $ 1,000     1,002     1,065     1,000
                                                          =======   =======   =======   =======
   Political subdivisions and municipal bonds:
       Baltimore MD Var-Rt Port FAC-A                       4,400     4,400     4,400     4,400
       Massachusetts Comwlth Dedicated I/T BDS                200       203       202       200
       Puerto Rico Ind. MED&ENV PCR                           250       252       251       250
       Sublette CO WY Var-Rt Poll CTL                       3,600     3,600     3,600     3,600
       Washington State Public PWR Supply System              250       288       271       250
                                                          -------   -------   -------   -------
           Total political subdivisions and
               municipal bonds                            $ 8,700     8,743     8,724     8,700
                                                          =======   =======   =======   =======

   Corporate bonds:
       Bank of Tokyo Holding bonds                            100       103       101       100
       Campbell Soup O/S Fin NV                               500       474       494       500
       Comdisco Mtn/Shlf                                    1,000     1,018     1,017     1,000
       Detroit Ed Gnrl & Rfnd Sr. D MTG                     1,000     1,026     1,023     1,000
       Dillard Investments Co. Inc. Notes                     500       503       500       500
       Disc CR Caro MTN/SHF                                   500       502       503       500
       Emerson Elec. MTN/Shlf                                 500       578       544       500
       European Investment Bank                               870       977       933       870
       Ford Motor Credit Co. Notes                          1,000       999     1,060     1,000
       GE Capital Corp. Notes                               1,000       970     1,015     1,000
       GE Credit Corp.                                        300       302       301       300
       General Motors Accept Corp Notes                     1,000       998     1,032     1,000
       Industrial Bank of Japan Finance Co. Notes              20        20        23        20
       Kemper Corporation Notes                             1,000       999     1,052     1,000
       Merrill Lynch & Co. Notes                              150       150       154       150
       Mitsui Finance Asia Ltd Gtd                            200       207       202       200
       Morgan Stanley Group Inc. Notes                        250       249       271       250
       Nippon Cr Bk Fin. NV                                    90        93        91        90
       Sears Overseas Fin N.V.                              1,000       958       994     1,000
       Sumitomo Bank Ltd NTT Branch                           250       252       250       250
       Viacom Inc. Sr Sub Disc. Deb.                          500       542       530       500
       Wells Fargo MIN/SH                                   1,000     1,001     1,014     1,000
       Tennessee Valley/Auth                                  750       761       757       750
       Time Mirror Company Notes                            1,355     1,373     1,352     1,355
                                                          -------   -------   -------   -------
           Total corporate bonds                          $14,835    15,055    15,213    14,835
                                                          =======   =======   =======   =======
           Temporary investments, carried forward                                       $24,535
                                                                                        =======
   Preferred stocks:

       Cadbury Schweppes PLC Series 4                           2   $ 1,000     1,000     1,000
       English China Clays PLC Series 5                         1     1,000     1,000     1,000
       Household Global FND                                     2     1,000     1,000     1,000
       Redland PLC Series D Mkt Auc PFD                         2     2,000     2,000     2,000
                                                          -------   -------   -------   -------
           Total preferred stocks                               7   $ 5,000     5,000     5,000
                                                          =======   =======   =======   =======
           Total temporary investments                                                  $29,535
                                                                                        =======
       Cash equivalents

   GS Asset Management Funds                                2,216     2,216     2,216     2,216

   Commercial paper:
       General Motors Acceptance Corp.                        550       550       550       550
       G.E. Capital Corp.                                     500       500       500       500
                                                          -------   -------   -------   -------
           Total cash equivalents                           3,266   $ 3,266     3,266     3,266
                                                          =======   =======   =======   =======


                                                                 Schedule III

               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                                 Balance Sheets
                              (Parent Company Only)

                           December 31, 1993 and 1992


                                                                1993           1992

                                                               (Dollars in thousands)
   Current assets:
       Temporary investments                                  $  9,354          8,599
       Cash and cash equivalents                                 2,376            378
       Other current assets                                      6,506          5,748
                                                              --------       --------
               Total current assets                             18,236         14,725
   Investment in subsidiaries                                  146,856        161,429
   Note receivable from subsidiary                              30,013         26,727
   Other assets                                                  7,817          7,247
                                                              --------       --------
                                                              $202,922        210,128
                                                              ========       ========
   Stockholders' equity:
       Common stock                                              8,245          4,123
       Premium on common stock                                  37,481         41,603
       Retained earnings                                       142,859        149,008
       Treasury stock                                           (4,553)        (5,299)
                                                              --------       --------
               Total stockholders' equity                      184,032        189,435
                                                              ========       ========
   Current liabilities:
       Notes payable to banks                                   11,500         14,000
       Other current liabilities                                 6,385          5,209
                                                              --------       --------
               Total current liabilities                        17,885         19,209
                                                              --------       --------
   Other liabilities                                             1,005          1,484
                                                              --------       --------
                                                              $202,922        210,128
                                                              ========       ========

               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                              Statements of Income
                              (Parent Company Only)

                  Years ended December 31, 1993, 1992 and 1991

                                                                           1993           1992           1991
                                                                                  (Dollars in thousands)
   Income:
       Equity in earnings of subsidiaries                               $  7,001         27,306         25,875
       Interest income:
           Subsidiary                                                      3,286          2,926          -
           Other investments                                               1,594          1,386          2,528
                                                                        --------       --------       --------
                                                                          11,881         31,618         28,403
                                                                        ========       ========       ========

   Interest expense and other deductions                                    (870)        (1,136)          (467)
               Income before income taxes and cumulative
                   effect of change in accounting principle               11,011         30,482         27,936
   Income tax expense                                                     (1,184)        (1,211)          (585)
                                                                        --------       --------       --------
               Income before cumulative effect of change
                   in accounting principle                                 9,827         29,271         27,351
   Cumulative effect of change in accounting principle                       (27)            --             --
                                                                        --------       --------       --------
         Net income                                                     $  9,800         29,271         27,351
                                                                        ========       ========       ========

                                                           Schedule III cont.

                LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES


                           Statements of Stockholders' Equity
                               (Parent Company Only)

                      Years Ended December 31, 1993, 1992 and 1991

                                                                         1993            1992            1991
                                                                                (Dollars in thousands)

   Common stock (note)                                                  $  8,245          8,245          8,245
                                                                        --------       --------       --------
   Premium on common stock (note)                                         37,481         37,481         37,481
                                                                        --------       --------       --------
   Retained earnings:
       Beginning of year                                                 149,008        133,878        119,681
       Net income                                                          9,800         29,271         27,351
       Premium on redemption of subsidiary's preferred stock                  --            (84)            --
       Dividends declared                                                (15,949)       (14,057)       (13,154)
                                                                        --------       --------       --------
       End of year                                                       142,859        149,008        133,878
                                                                        --------       --------       --------

   Treasury stock:
       Beginning of year                                                  (5,299)        (1,693)          (592)
       Net (purchases) sales                                                 746         (3,606)        (1,101)
                                                                        --------       --------       --------
       End of year                                                        (4,553)        (5,299)        (1,693)
                                                                        --------       --------       --------
               Total stockholders' equity                              $ 184,032        189,435        177,911
                                                                        ========       ========       ========

   Note: Effective January 6, 1994, the Company paid a 100% stock dividend to stockholders of record on December 27, 1993, which has been treated as a stock split for financial reporting purposes. Common stock, premium on common stock and all per share information has been retroactively adjusted to give effect to the stock dividend for all periods presented.

               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                            Statements of Cash Flows
                              (Parent Company Only)

                  Years ended December 31, 1993, 1992 and 1991


                                                                          1993           1992           1991
                                                                                    (Dollars in thousands)
   Cash flows from operating activities:
       Net income                                                       $  9,800         29,271         27,351
                                                                        --------       --------       --------
       Adjustments to reconcile net income to net cash
           provided by (used for) operating activities:
               Increase in note receivable                                (3,286)        (2,926)            --
               Equity in earnings of subsidiaries                         (7,001)       (27,306)       (25,875)
               Changes in assets and liabilities resulting from
                   operating activities:
                       Other current assets                                 (758)           682           (292)
                       Other current liabilities                             665          1,045             47
                       Other liabilities                                    (479)           (90)          (295)
                                                                        --------       --------       --------
                           Total adjustments                             (10,859)       (28,595)       (26,415)
                                                                        --------       --------       --------
                           Net cash provided by (used for)
                               operating activities                       (1,059)           676            936
                                                                        --------       --------       --------
   Cash flows from investing activities:
       Investment in general partnership                                      --             --        (11,900)
       Net purchases (sales) of temporary investments                       (755)         6,901        (15,500)
       Issuance of note receivable to subsidiary                              --             --        (23,800)
       Purchases of investments and other assets                            (570)        (4,162)        (1,054)
                                                                        --------       --------       --------
                           Net cash provided by (used for)
                               investing activities                       (1,325)         2,739        (52,254)
                                                                        --------       --------       --------
   Cash flows from financing activities:
       Dividends to stockholders                                         (15,364)       (13,688)       (12,834)
       Proceeds from (payments on) note payable                           (2,500)        (2,000)        16,000
       Net sales (purchases) of treasury stock                               746         (3,606)        (1,101)
       Dividends from subsidiaries                                        21,500         16,000         22,000
                                                                        --------       --------       --------
                           Net cash provided by (used for)
                               financing activities                        4,382         (3,294)        24,065
                                                                        --------       --------       --------
   Increase (decrease) in cash and cash equivalents                        1,998            121        (27,253)
   Cash and cash equivalents at beginning of year                            378            257         27,510
                                                                        --------       --------       --------
   Cash and cash equivalents at end of year                             $  2,376            378            257
                                                                        ========       ========       ========

   Supplemental disclosures of cash flow information:
       Cash paid during the year for:
           Interest                                                     $    478            704              1
                                                                        ========       ========       ========

           Income taxes                                                 $    788          1,130            436
                                                                        ========       ========       ========

                                                                   Schedule V

               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                             Property and Equipment

                  Years ended December 31, 1993, 1992 and 1991



                                                       Balance at                                                     Balance
                                                       beginning       Additions,       Retire-                        at end
       Classifications (note 1)                         of year         at cost          ments       Transfers        of year
                                                                             (Dollars in thousands)
   Year ended December 31, 1993:
       Used in telephone operations:
           Land                                          $  2,746              28            --             (2)         2,772
           Buildings                                       24,860           1,054           193             (5)        25,716
           Equipment                                      392,153          21,914         9,828          3,238        407,477
           Motor vehicles and other work
               equipment                                    9,651           1,004           567             28         10,116
                                                         --------        --------      --------       --------       --------
                   Total in service                       429,410          24,000        10,588          3,259        446,081
       Under construction                                   4,376             491            --         (3,259)         1,608
                                                         --------        --------      --------       --------       --------
                   Total used in telephone
                       operations                         433,786          24,491        10,588             --        447,689
       Used in diversified operations                       1,440             504            93             --          1,851
                                                         --------        --------      --------       --------       --------
                                                         $435,226          24,995        10,681             --        449,540
                                                         ========        ========      ========       ========       ========

   Year ended December 31, 1992:
       Used in telephone operations:
           Land                                             2,732              14            --             --          2,746
           Buildings                                        4,122             705           123            156         24,860
           Equipment                                      390,916          17,500        26,592         10,329        392,153
           Motor vehicles and other work
               equipment                                    9,256             928           533             --          9,651
                                                         --------        --------      --------       --------       --------
                   Total in service                       427,026          19,147        27,248         10,485        429,410
           Under construction                               6,974           7,887            --        (10,485)         4,376
           Acquisition adjustment                           1,211              --         1,211             --             --
                                                         --------        --------      --------       --------       --------
                   Total used in telephone
                       operations                         435,211          27,034        28,459             --        433,786
       Used in diversified operations                       1,285             306           151             --          1,440
                                                         --------        --------      --------       --------       --------
                                                         $436,496          27,340        28,610             --        435,226
                                                         ========        ========      ========       ========       ========

   Year ended December 31, 1991:
       Used in telephone operations:
           Land                                          $  2,403             328            --              1          2,732
           Buildings                                       23,203             989            70             --         24,122
           Equipment                                      374,935          21,204        13,976          8,753        390,916
           Motor vehicles and other work
               equipment                                    8,699           1,180           623             --          9,256
                                                         --------        --------      --------       --------       --------
                   Total in service                       409,240          23,701        14,669          8,754        427,026
           Under construction                               6,265           9,463            --         (8,754)         6,974
           Acquisition adjustment                           1,211              --            --             --          1,211
                                                         --------        --------      --------       --------       --------
                   Total used in telephone
                       operations                         416,716          33,164        14,669             --        435,211
       Used in diversified operations                       1,128             230            73             --          1,285
                                                         --------        --------      --------       --------       --------
                                                         $417,844          33,394        14,742             --        436,496
                                                         ========        ========      ========       ========       ========


   Note 1: Depreciation on property and equipment is determined by using the straight-line method based on estimated service and remaining lives. The composite depreciation rate for telephone property was 6.5% in 1993, 6.9% in 1992 and 6.7% in 1991.


                                                                  Schedule VI


               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                          Accumulated Depreciation and
                     Amortization of Property and Equipment

                  Years ended December 31, 1993, 1992 and 1991

                                                                        Additions
                                                                                     Charged to
                                                                                       clearing
                                                       Balance at      Charged to      accounts       Retire-         Balance
                                                       beginning       costs and         and           ments           at end
           Description                                  of year         expenses        others        (note)          of year

                                                                      (Dollars in thousands)
   Year ended December 31, 1993:
       Used in telephone operations:
           Buildings                                    $   9,824             731            --            221         10,334
           Equipment                                      171,090          26,811            --          9,948        187,953
           Motor vehicles and other work
               equipment                                    3,823             665            --            476          4,012
                                                         --------        --------      --------       --------       --------
                   Total used in telephone
                       operations                         184,737          28,207            --         10,645        202,299
       Used in diversified operations                         924             251            --             38          1,137
                                                         --------        --------      --------       --------       --------
                                                         $185,661          28,458            --         10,683        203,436
                                                         ========        ========      ========       ========       ========
   Year ended December 31, 1992:
       Used in telephone operations:
           Buildings                                        9,305             711            --            192          9,824
           Equipment                                      168,148          27,993            --         25,051        171,090
           Motor vehicles and other work
               equipment                                    3,623             641            --            441          3,823
                                                         --------        --------      --------       --------       --------
                   Total in service                       181,076          29,345            --         25,684        184,737
           Acquisition adjustment                           1,211           --               --          1,211             --
                                                         --------        --------      --------       --------       --------
                   Total used in telephone
                       operations                         182,287          29,345            --         26,895        184,737
       Used in diversified operations                         841             188            --            105            924
                                                         --------        --------      --------       --------       --------
                                                        $ 183,128          29,533            --         27,000        185,661
                                                         ========        ========      ========       ========       ========

   Year ended December 31, 1991:
       Used in telephone operations:
           Buildings                                        8,743             686            --            124          9,305
           Equipment                                      153,380          27,182            --         12,414        168,148
           Motor vehicles and other work
               equipment                                    3,566             616            --            559          3,623
                                                         --------        --------      --------       --------       --------
                   Total in service                       165,689          28,484            --         13,097        181,076
           Acquisition adjustment                           1,151             --             60            --           1,211
                                                         --------        --------      --------       --------       --------

                   Total used in telephone
                       operations                         166,840          28,484            60         13,097        182,287
       Used in diversified operations                         729             126            --             14            841
                                                         --------        --------      --------       --------       --------
                                                         $167,569          28,610            60         13,111        183,128
                                                         ========        ========      ========       ========       ========

   Note: Retirements are net of salvage and cost of removal.



                                                                Schedule VIII

               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                        Valuation and Qualifying Accounts

                  Years ended December 31, 1993, 1992 and 1991


                                                                        Additions    Deductions
                                                       Balance at      charged to       from           Balance
                                                       beginning        costs and     allowance         at end
           Description                                  of year          expenses       (note)         of year

                                                                         (Dollars in thousands)

   Year ended December 31, 1993,
       Allowance deducted from asset accounts,
       allowance for doubtful receivables                 $419             474            511           382
                                                          ====             ===            ===           ===

   Year ended December 31, 1992,
       Allowance deducted from asset accounts,
       allowance for doubtful receivables                 $479             251            311           419
                                                          ====             ===            ===           ===

   Year ended December 31, 1991,
       Allowance deducted from asset accounts,
       allowance for doubtful receivables                 $494             300            315           479
                                                          ====             ===            ===           ===


   Note: Customers' accounts written-off, net of recoveries.


                                                                  Schedule IX


               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                              Short-term Borrowings

                  Years ended December 31, 1993, 1992 and 1991


                                                             Maximum        Average        Weighted
   Category of                                                amount         amount         average
    aggregate                                  Weighted    outstanding    outstanding      interest
   short-term                    Balance        average       during         during      rate during
   borrowings                     at end       interest      the year       the year       the year
    (note 1)                     of year         rate        (note 2)       (note 2)       (note 3)

                                                               (Dollars in thousands)

         1993

   Bank notes payable           $ 41,500          3.47%       $ 48,500         29,214          3.54%
                                ========          =====       ========         ======          =====

         1992

   Bank notes payable           $ 14,000          4.39%       $ 16,000         15,984          4.38%
                                ========          =====       ========         ======          =====

         1991

   Bank notes payable           $ 16,000          4.77%       $ 16,000            219          4.77%
                                ========          =====       ========         ======          =====


   Note 1: The Company had unused lines of credit established with several commercial banks of $15,000,000 at December 31, 1992 and 1991.

   Note 2: Maximum amount outstanding and average amount outstanding during the year are based on daily balances.

   Note 3: Interest expense divided by average amount outstanding during the year.

                                                                   Schedule X


               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                       Note Receivable from Related Party

                  Years ended December 31, 1993, 1992 and 1991


                                             Balance at                                   Balance at
                                              beginning                                     end of
             Name of debtor                   of period      Additions     Deductions       period

                                                                (Dollars in thousands)

        1993

   Omaha Cellular General Partnership          $ 26,727          3,286             --         30,013
                                               ========         ======           ====         ======

        1992

   Omaha Cellular General Partnership          $ 23,800          2,927             --         26,727
                                               ========         ======           ====         ======

        1991

   Omaha Cellular General Partnership          $     --         23,800             --         23,800
                                               ========         ======           ====         ======

   Note: Prairie Communications, Inc. purchased and holds a discounted note from Omaha Cellular General Partnership in the face amount of approximately $54 million. The note has a stated interest rate of 11.94% and is due December 31, 1998.

                                                                  Schedule XI


               LINCOLN TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES

                Supplementary Statements of Earnings Information

                  Years ended December 31, 1993, 1992 and 1991


                        Charged to costs and expenses
             Item                   1993           1992           1991
                                           (Dollars in thousands)

   Maintenance and repairs      $ 19,966         21,173         20,697
                                ========         ======         ======

   Taxes, other than payroll
        and income taxes:
             Property              2,788          4,154            334
             Other                   135            (19)           112
                                --------         ------         ------

                                $  2,923          4,135            446
                                ========         ======         ======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS


   OVERVIEW

        Lincoln Telecommunications Company (the Company) is a holding company headquartered in Lincoln, Nebraska, whose subsidiaries operate primarily in the telecommunications industry. The Company owns all of the issued and outstanding common stock of its subsidiaries: The Lincoln Telephone and Telegraph Company (LT&T), LinTel Systems Inc. (LinTel), and Prairie Communications, Inc. (Prairie). LT&T primarily provides local, long distance, and data service, as well as telephone directories, to 22 counties in southeast Nebraska. LT&T also operates a cellular franchise in the Lincoln Metropolitan Service Area (MSA). LinTel sells and services communications equipment to business customers in eastern Nebraska. It also provides long distance service to points outside of LT&T's service area. Prairie holds an ownership interest in and manages the wireline cellular franchise in the Omaha MSA, which does business as First Cellular Omaha. The revenues of LT&T, including its cellular operations in the Lincoln MSA, are shown in the Consolidated Statements of Income under telephone operating revenues. The revenues of LinTel are shown in such Statements under diversified operations revenues and sales. Income which the Company receives from First Cellular Omaha and its other holdings are included in such Statements under non-operating income and expense, which includes income from interest and other investments.

   RESULTS OF OPERATIONS

   NET EARNINGS

        Consolidated earnings available for common shares, before a one-time accounting charge related to retirees' health benefits, made effective January 1, 1993, were $32,966,000 in 1993, compared to $29,271,000 in 1992 and $27,351,000 in 1991. The growth from 1992 to 1993 was 12.6% and was 7.0% from 1991 to 1992. After the one-time accounting charge, 1993 earnings available for common shares were $9,800,000.

        Earnings per common share before the one-time accounting charge were $1.01 in 1993, compared to $0.90 in 1992 and $0.83 in 1991, after giving effect to the 100% stock dividend which was distributed on January 6, 1994.

   OPERATING REVENUES

        In 1993, total operating revenues grew by $8,982,000, an increase of 5.1%, to a total of $184,350,000. In 1992, total operating revenues grew by $7,275,000, an increase of 4.3% over 1991, to a total of $175,368,000.

   Telephone Operating Revenues

        Led by growth in cellular network revenues, telephone operating revenues increased by $7,154,000, or 4.6% over 1992, to a total of $163,914,000. Growth in 1992 was $7,448,000 or 5.0% over 1991, to a total of $156,760,000.

   Local Network Services

        Local network service revenues as shown in the Consolidated Statements of Income reflect amounts billed to customers for local exchange services, which include access to the network and secondary central office services, such as custom calling features. It also includes network revenues from cellular operations in the Lincoln MSA. Local network service revenues in 1993 were $70,833,000, an increase of $4,811,000 or 7.3% over the 1992 total of $66,022,000. In 1992, local network service revenues increased $10,050,000 or 18.0% over the 1991 total of $55,972,000.

        Each annual increase reflects the addition of telephone and cellular access lines. Customer business telephone access lines increased 3,471 (5.7%) in 1993 and 3,281 (5.7%) in 1992. Residence telephone access lines increased 2,523 (1.5%) in 1993 and 2,790 (1.7%) in 1992. Cellular access lines increased 5,654 (69.8%) in 1993 and 2,919 (56.4%) in 1992.  The
   increase in 1992 local network service revenues is also attributable to revenue shifts from long distance to local service due to the introduction of Enhanced Local Calling Areas (ELCAs), and to higher local service rates implemented in August 1991. Revenues derived from calling within ELCAs (a radius of 25 miles around each exchange) are classified as local service revenues.

   Long Distance and Access Services

   Long Distance Revenues

        Long distance revenues as shown in the Consolidated Statements of Income are received from providing long distance services within LT&T's service area. These services include calls beyond the ELCAs; Wide Area Telecommunications Service ("WATS" or "800" services) for customers with highly concentrated demand; and special services, such as private lines. Long distance revenues in 1993 were $15,244,000, a decrease of $790,000 or 4.9% from the 1992 total of $16,034,000. In 1992, long distance revenues decreased $4,689,000 or 22.6% from the 1991 total of $20,723,000. Long distance rates were reduced by approximately $1,125,000 annually beginning on March 1, 1993, pursuant to an order of the Nebraska Public Service Commission (NPSC). The 1992 decrease was due primarily to the reclassification of calls 25 miles or less in length (calls within ELCAs) to local network revenue. These calls were classified as long distance calls prior to August, 1991.

   Access Revenues

        Interstate access service revenues result from providing access services to interexchange carriers in order to provide telecommunications services between LT&T's area and other states. Interstate access service revenues were $29,178,000 in 1993, an increase of $1,584,000 or 5.7% over the 1992 total of $27,594,000. In 1992, interstate access service revenues decreased $591,000 or 2.1% from the 1991 total of $28,185,000. The 1993 increase was due primarily to increased volume of access minutes. The 1992 decrease was due to regulatory rule changes which reduced costs allocated to the interstate jurisdiction.

        Intrastate access service revenues result from the provision of access services to interexchange carriers which provide telecommunications services between Local Access and Transport Areas (LATAs) within Nebraska. Intrastate access revenues were $18,353,000 in 1993, an increase of $1,489,000, or 8.8%, over the 1992 total of $16,864,000. In 1992, intrastate access revenues increased $1,478,000 or 9.6% over the 1991 total of $15,386,000. Both the 1993 and the 1992 increases were due to increased volumes of access minutes.

   Diversified Operations Revenues and Sales

        Revenues and sales from diversified operations were $28,054,000 in 1993, up $1,303,000 or 4.9%. In 1992, revenues and sales from diversified operations had decreased by $151,000, or 0.6%, from 1991.

        Revenues are received from LinTel's Lincoln Telephone Long Distance division which provides long distance services beyond LT&T's service area. These services include long distance and WATS calls. Long distance revenues were $19,622,000 in 1993, an increase of $689,000 or 3.6% over the 1992 total of $18,933,000. In 1992, long distance revenues increased $49,000 or 0.3% over the 1991 total of $18,884,000.

        Revenues are also received by LinTel from sales and servicing of telecommunications products and equipment. Product sales revenues were $8,089,000 in 1993, an increase of $620,000 or 8.3% over the 1992 amount of $7,469,000. In 1992, product sales revenues decreased $200,000 or 2.6% from the 1991 amount of $7,669,000.

   OPERATING EXPENSES

        Total operating expenses were $127,525,000 in 1993, an increase of $3,585,000 or 2.9% from 1992. Total operating expenses increased $5,408,000 or 4.6% from 1991 to 1992.

        Depreciation expenses amounted to $28,596,000 in 1993, $29,626,000 in 1992, and $28,628,000 in 1991. The most recent depreciation rate order by the NPSC allowed analog electronic and step-by-step switching equipment, as well as microwave radio systems, to be fully amortized by December 31, 1992. On November 10, 1993, LT&T filed an application with the NPSC which would increase annual depreciation costs by $3,802,000 based upon December 1992 book balances. An NPSC decision is expected in 1994 to be retroactively effective to January 1, 1994.

        Costs of goods and services were reduced by $394,000 or 2.2% in 1993 from 1992 to an amount of $17,709,000, and by $703,000 or 3.7% in 1992 from 1991, led by LinTel's reduced costs of providing long distance services in each year.

        Other operating expenses were $85,915,000 in 1993, $80,219,000 in 1992, and $78,773,000 in 1991. The 1993 increase was led by the increased cost of employee benefits, including a change in accounting for the costs of health care benefits after existing employees retire. Sales commissions and other costs of acquiring cellular customers also increased.

        Taxes, other than payroll and income, are principally local property taxes. The Company's tax obligations were significantly modified by actions of the Nebraska Legislature and the Nebraska Supreme Court, as described further under the heading "Operating Environment and Trends in the Business." These taxes amounted to $2,923,000 in 1993, compared to $4,135,000 in 1992 and $446,000 in 1991.

   NON-OPERATING INCOME (EXPENSES)

        Series G, I and J First Mortgage Bonds totalling $35,000,000 were called on July 6, 1993, resulting in a call premium of $822,000. Short-term borrowings at lower interest rates were used to fund the call. This action led to a total of $8,556,000 for interest expense and other deductions in 1993, compared to $9,378,000 in 1992 and $9,433,000 in 1991.

   INCOME TAXES

        Income tax expenses in 1993 were $19,618,000, compared to $16,101,000 in 1992 and $16,837,000 in 1991. In addition to increased taxable income in 1993 over 1992, the federal income tax rate increased from 34% to 35%.

        In July 1992, the Nebraska Supreme Court issued a ruling which invalidated the 1991 Legislature's LB 829. As a result, the Legislature held a special session in November 1992. To recoup the lost revenue, one-time measures were adopted which were similar to those of LB 829, but which were less burdensome to telecommunications providers than was the case under the 1991 legislation. The net change from these actions was a reduction of the Company's state income taxes for 1992 by approximately $575,000.

   LIQUIDITY AND CAPITAL RESOURCES

   Capitalization

        LT&T reduced its long-term debt by $35,000,000 in 1993 and $6,775,000 in 1992. Short-term borrowings were used to accomplish the 1993 reduction. In addition, LT&T retired all of its 7.64% preferred stock in July 1992, including 4,800 shares at par and 24,800 shares at $103 per share. A total of $3,034,400 was paid to retire the preferred stock.

        During 1991, the Board of Directors authorized the purchase of up to 600,000 shares of the Company's common stock as warranted by market conditions. Pursuant to this authorization, the Company purchased 270,000 shares in 1992 for $3,125,000, and 4,376 shares in 1993 for $58,000. The foregoing common share information has been adjusted to reflect the 100% stock dividend distributed on January 6, 1994.

   Construction

        The Company is continuing to invest in new technology. Net cash expenditures for capital additions to property and equipment amounted to $24,997,000 in 1993, $25,730,000 in 1992, and $31,763,000 in 1991. Cash
   provided by operating activities, less dividends, exceeded capital additions in each of those years. Gross additions to telephone property and equipment are expected to approximate $33,434,000 in 1994. The Company anticipates funding this construction from operating activities.

        The Company's fiber optic system between major wire centers is complete. The Company continues to monitor the economic feasibility and technological advances in extending fiber beyond the wire centers. There are no specific plans for this expansion at this point.

   Cash and Cash Equivalents

        The Company had cash, cash equivalents, and temporary investments of $49,792,000 and $38,649,000 at December 31, 1993 and 1992, respectively.

        There were short-term borrowings of $41,500,000 and $14,000,000 at December 31 of 1993 and 1992, respectively.

   Dividends

        Quarterly dividends on the Company's common stock were increased from
   9.25 cents per share to 10 cents per share, commencing with dividends paid April 10, 1991, to 11 cents per share commencing July 10, 1992, to 12 cents per share commencing January 10, 1993, and to 13 cents per share commencing January 10, 1994. In addition, a 100% stock dividend was dis-tributed on January 6, 1994. The total cash dividends declared amounted to 49 cents per share in 1993, 43 cents per share in 1992 and 40 cents per share in 1991. The foregoing per share information has been adjusted to reflect such 100% stock dividend.

   Purchase of Shares For Employee Benefit Plans

        On February 1, 1994, the Company filed a Form S-3 Registration Statement with the Securities and Exchange Commission in connection with the secondary offering of 2,130,000 shares of the Company's common stock for sale by Sahara Enterprises, Inc. (Sahara). Sahara granted an option to the underwriters to purchase up to 319,500 additional shares of common stock to cover over-allotments. Concurrently with the sale of such shares, Sahara has agreed to sell 250,000 shares of the Company's common stock which it owns to the Company for future use in funding employee benefit plans at a price equal to the public offering price, less a discount of 2% of such price. The Company anticipates financing this transaction through short-term debt.

   ACQUISITION AND INVESTMENTS

        On December 31, 1991, Prairie entered into a partnership that holds a 55% interest in the Omaha Cellular Limited Partnership, now doing business as First Cellular Omaha, which provides cellular communications services in the Omaha MSA. Prairie is an equal partner with Centel-Nebraska in the partnership and has the option to purchase Centel's remaining 50% interest in the partnership during the two-year period following December 31, 1996. The Company assumed management of First Cellular Omaha on January 1, 1992. First Cellular Omaha's operating results have exceeded the Company's forecast. First Cellular Omaha increased its number of customer access lines 61% in 1993 and by nearly 50% in 1992. Operating revenues increased by 40.0% in 1993 and by 26.5% in 1992. First Cellular Omaha invested $3,825,000 and $3,702,000 in additional equipment in 1993 and 1992, respectively.

        During 1992, the Company purchased additional shares of the common stock of Nebraska Cellular Telephone Corporation (NCTC) at a cost of $2,632,000. NCTC provides cellular communications services in non-metropolitan areas of Nebraska. As of December 31, 1993, the Company owned approximately 13% of the outstanding shares of NCTC.

   OPERATING ENVIRONMENT AND TRENDS IN THE BUSINESS

   State Tax Changes

        During the period of 1991 through 1993, the most notable changes among the Company's operating expenses were state and local taxes. In 1991, the Nebraska Supreme Court determined in separate actions that Nebraska's personal property tax system as applied to businesses in 1989 and 1990 was unconstitutional. The Court determined that approximately 18.8% of taxes paid for 1990 should be refunded. The NPSC approved a settlement whereby similar refunds were made applicable to 1989 taxes. In 1991, the Nebraska Legislature adopted a temporary measure, LB 829, which eliminated such personal property taxes for 1991, and substituted increased corporate income tax rates including a 4% surcharge on depreciation deductions.

        In 1992, the Legislature adopted a new system of taxing business equipment which was consistent with a constitutional amendment approved by the voters in May. The Company's property tax under the new measure amounted to approximately $3,483,000 for 1992 and $3,609,000 for 1993.

        Also in 1991, the Legislature adopted a measure requiring the NPSC to approve the disposition of tax reductions which telephone companies might derive from a change in tax laws. The Company set aside $2,017,000 in 1992 and $24,000 in 1993 to meet this requirement. The Company has agreed to offer equipment and facilities for Enhanced 911 emergency services and frame relay services to various governmental and educational entities at reduced rates to comply with the NPSC's order concerning these matters.

        All of these actions, together with partial refunds that were received or accrued from 1989 and 1990 property tax payments, led to a decrease in operating tax expense of $1,212,000 from 1992 to 1993, and an increase in operating tax expense of $3,689,000 from 1991 to 1992. The Company believes the adoption of the constitutional amendment should serve to stabilize operating tax liabilities in the future.

   Regulatory

        In providing telecommunications services, LT&T and LinTel are subject to regulation from both state and federal regulators with respect to rates, services and other matters.

   State Regulation

        Nebraska does not have traditional rate-of-return regulation, but instead allows telephone companies some flexibility in setting prices. However, the types of service offered and service quality are still regulated by the NPSC.

        From time to time, including in January 1994, proposals have been made by the Nebraska Legislature and the NPSC to re-regulate rates for telecommunications services, including local and interexchange long distance rates, offered in Nebraska. In addition, a bill was introduced in the Nebraska Legislature in January 1994, which if it had been approved, would have eliminated the Company's exclusive ability to provide basic local exchange service in its certificated service area (the south-eastern 22 counties of Nebraska) and would have potentially subjected the Company to competition from other providers of basic local exchange service, interexchange service and extended area service. These two 1994 proposals were rejected by the Legislature's Transportation Committee, and did not advance for further consideration by the Legislature. The Company cannot provide any assurance that the current regulatory environment in Nebraska will continue without change in the future or make any predictions as to what impact any change may have on the Company's operations.

        The NPSC ordered LT&T to adjust several rates and make service changes which became effective on August 16, 1991, in connection with the creation of ELCAs. The combined result of all of the rate changes effected by the NPSC's order was intended to be revenue-neutral, and results were monitored for 12 months following entry of the order. The NPSC determined that the revised rate structure had exceeded revenues-neutrality by approximately 2.0%, less costs of implementing the revised rate structure.

        On February 16, 1993, the NPSC issued an order intended to accomplish revenue neutrality on a going forward basis, as well as to refund excess revenues which LT&T earned during and following the monitoring period. In March 1993, LT&T's customers received one-time credits which totalled approximately $253,000. Further, rates for touch call service were reduced by approximately $464,000 annually, beginning March 1, 1993. Long distance rates were reduced by approximately $1,125,000 annually, also beginning March 1, 1993.

   Federal Regulation

        The Federal Communication Commission (the "FCC") regulates interstate telephone services provided by the Company. This regulation primarily consists of the regulation of interstate access charges that are billed to interexchange carriers for the origination and termination of interstate long distance services by end-user customers over the Company's local exchange network. The Company elected to be subject to price cap regulation by the FCC effective July 2, 1993, pursuant to which limits are imposed on the Company's interstate service rates. Prior to July 2, 1993, the Company operated under rate-of-return regulation, which offered less pricing and earnings flexibility than under price cap regulation. From time to time, the FCC modifies existing regulations and adopts new regulations concerning interstate telephone services, and there can be no assurance as to what impact such regulations may have.

   Competition

        The Company faces increasing competition in virtually all aspects of its business. Advances in technology, as well as regulatory, legislative and judicial actions, have expanded the types of services and products available in the market as well as the number of alternative providers offering such services. These trends are expected to continue over the next decade and at an increasing rate in the near future.

        Competition in the wireless communications markets is expected to eventually increase due to the FCC's assigning additional frequency spectrum to Personal Communications Services (PCS), which could allow an individual to place calls and be contacted at virtually any location. During 1993, Congress amended the Communications Act to authorize the use of competitive bidding as a means of awarding licenses for spectrum use for PCS and other services. The FCC issued rules and regulations for the development of PCS. The FCC has allocated spectrum for a total of up to seven possible PCS providers in each market. Due to the Company's ownership of cellular licenses, it will be restricted to bidding on 10 Megahertz of frequency in the Lincoln, Omaha, and statewide markets. It is not precluded from other markets outside of Nebraska.

   Accounting Pronouncements

        In December 1990, the Financial Accounting Standards Board issued a new statement of accounting standards related to insurance and other non-pension benefits provided to retirees (SFAS 106). Prior to 1993, the Company accounted for these benefits as costs were incurred. Under the new standards, recognition of these costs is accelerated and accrued prior to retirement, similar to accounting for pension benefits. Implementation of the new standards was required in 1993. The Company elected to account for the accumulated post-retirement benefit obligation as of January 1, 1993, taking a charge of $23,166,000, net of income tax benefits.

        In February 1992, the Financial Accounting Standards Board issued a new statement of accounting standards relating to current and deferred income taxes (SFAS 109). The Company applied this new standard in 1993. The new standard did not have a significant impact on the financial statements.

   Labor Contracts

        LT&T and Local 7470 of the Communications Workers of America, AFL-CIO, (CWA) reached agreement on a three-year contract concerning wages and working conditions, effective in October 1992. The contract provides for wage increases of 11.2 percent over the three-year term of the contract, increased pension benefits, changes in health and dental care programs and changes in certain job classifications which allow for increased work force flexibility. In addition, in May 1992, LinTel and the CWA reached agreement on a three-year contract covering its union-eligible employees. The LT&T and LinTel labor contracts with the CWA expire on October 14, 1995, and May 19, 1995, respectively.

   Item 7.   Financial Statements and Exhibits

             (a)     Not applicable

             (b)     Not applicable

             (c)     Exhibits

   Designation       Description

     24       Consent of KPMG Peat Marwick

                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            LINCOLN TELECOMMUNICATIONS COMPANY



                            By:  FRANK H. HILSABECK
                                 Frank H. Hilsabeck
                                 President and Chief Executive
                                  Officer



   Dated:   March 10, 1994

                       Exhibit Index

      Exhibit                                        Page


        24     Consent of KPMG  Peat Marwick